UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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TRANSATLANTIC HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)
VALIDUS HOLDINGS, LTD. TV HOLDINGS, LLC TV MERGER SUB, LLC
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On August 22, 2011, Validus mailed the following letter to the common stockholders of Transatlantic Holdings, Inc. ("Transatlantic"):

August 22, 2011

TRANSATLANTIC STOCKHOLDERS—VOTE AGAINST
THE INFERIOR ALLIED WORLD TAKEOVER!

DEMAND A SUPERIOR ALTERNATIVE!

VOTE YOUR BLUE PROXY CARD TODAY "AGAINST"
THE ALLIED WORLD ACQUISITION AGREEMENT!

Dear Fellow Transatlantic Stockholder,

At Validus, we recognize the value of the Transatlantic franchise and have made a Superior Proposal that provides Transatlantic stockholders with greater current market value and we believe greater potential for future upside than Transatlantic's proposed takeover by Allied World. As you may know, the Transatlantic board continues to refuse to enter into discussions and exchange information with Validus and adopted a poison pill designed to entrench themselves and amended Transatlantic's corporate by-laws in an apparent attempt to more easily manipulate stockholder meetings. The Transatlantic board attempts to justify its refusal to engage with Validus by hiding behind, in our view, a meritless legal argument over a standstill provision. Despite these roadblocks, Validus continues to be fully committed to its Superior Proposal for Transatlantic and believes that Transatlantic stockholders deserve the right to receive the best available value for their investment.

We strongly urge Transatlantic stockholders to vote "AGAINST" the inferior Allied World acquisition agreement on the BLUE proxy card. In our view, as more fully described below:

  •
  Validus' Offer is the Superior Proposal

  •
  The Proposed Allied World Takeover Represents a Flawed Value Proposition

  •
  The Transatlantic Board is Failing its Stockholders by Refusing to Talk to Validus

  •
  Transatlantic's Future Will be Decided by You—Transatlantic's Stockholders—and Not the Transatlantic Board

  •
  Approval of the Allied World Acquisition Agreement would Prevent Transatlantic Stockholders from Receiving the Benefits of Validus' Superior Offer

Validus' Offer is the Superior Proposal

On July 12, 2011, Validus announced a compelling offer for a strategic combination with Transatlantic. Validus believes the combination will create a unique, global leader in reinsurance. Validus first made its proposal directly to Transatlantic's board of directors, offering to acquire Transatlantic through a merger pursuant to which Transatlantic stockholders would receive 1.5564 Validus voting common shares and $8.00 per share in cash pursuant to a one-time special dividend from Transatlantic immediately prior to the closing of the merger for each Transatlantic share. Following the Transatlantic board's refusal to engage in discussions with Validus, on July 25, 2011, Validus commenced an exchange offer on the same price terms.

Validus believes that each of its merger offer and the exchange offer—i.e., Validus' offer—constitute a "Superior Proposal" under the terms of Transatlantic's acquisition agreement with Allied World. Based upon closing prices as of July 12, 2011, the last trading day prior to the announcement of Validus' merger offer, Validus' offer had a value of $55.95 per Transatlantic share, which represented a 27.1% premium to the closing price of Transatlantic shares on June 10, 2011, the last trading day prior to the announcement of the proposed Allied World takeover. Additionally, based upon closing prices as of August 19, 2011, the last practicable date prior to the mailing of the enclosed proxy statement, Validus' offer had a value of $47.80 per Transatlantic share, which represented a 6.6% premium to the consideration to be received by Transatlantic stockholders in the proposed Allied World takeover. Moreover, Validus' merger offer provides all Transatlantic stockholders with Validus voting common shares on a tax-free basis (the cash dividend would be taxable)—in comparison, all of the consideration payable in the proposed Allied World takeover is taxable and does not include any cash component to pay applicable taxes.

The Proposed Allied World Takeover Represents a Flawed Value Proposition

We believe that, given Allied World's weak long-term prospects, Transatlantic stockholders should have serious concerns about the value of the Allied World shares that they are being asked to accept in the proposed Allied World takeover.

In our view, Allied World has:

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  Relied on ever-increasing, unsustainable reserve releases to drive its earnings;

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  Been growing into a soft U.S. casualty market to maintain volume;

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  Revealed its weaker financial prospects in its merger projections; and

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  Failed to control ballooning expenses.

The proposed Allied World takeover presents an illogical business case by creating a casualty-on-casualty combination that lacks diversification benefits, magnifying the risks inherent in the casualty pricing cycle and increasing the potential impact of claims inflation. Additionally, Allied World's competition with Transatlantic's reinsurance customers could result in loss of these customers rather than business growth.

In short, we believe that the proposed Allied World takeover offers questionable value upfront and little to Transatlantic stockholders in terms of potential future upside. In comparison, Validus' offer provides superior market value and the opportunity to participate in the future upside potential of a combined company that, as described below, will be a global leader in reinsurance and a continuing leader in property catastrophe reinsurance.

The Transatlantic Board is Failing its Stockholders by Refusing to Talk to Validus

In early June 2011, when given the opportunity to discuss a transaction with Validus, the Transatlantic board instead rushed headlong into the inferior Allied World takeover and embraced its lower market value and flawed strategic logic.

However, following receipt of Validus' proposal on July 12, 2011, Transatlantic announced on July 19, 2011 that Transatlantic's board of directors had determined that Validus' proposal is reasonably likely to lead to a "Superior Proposal" under the terms of the Allied World acquisition agreement and that the failure to enter into discussions regarding the Validus proposal would result in a breach of the Transatlantic board's fiduciary duties under applicable law.

Unfortunately for its stockholders, the Transatlantic board has insisted—as a precondition to discussions and any exchange of information—that Validus agree to a restrictive standstill that would prevent Validus from bringing its Superior Proposal directly to Transatlantic stockholders without approval by Transatlantic's board. Validus cannot accept any condition that would give the Transatlantic board unilateral control over whether Validus' proposal is made available to Transatlantic stockholders. Validus has made clear on numerous occasions that it is ready and willing to enter into a confidentiality agreement that would not preclude it from making its offer directly to Transatlantic stockholders or opposing the inferior Allied World takeover. However, despite the Transatlantic board's prior statements that failure to enter into discussions with Validus would result in a breach of its fiduciary duties, Transatlantic has refused to enter into such a confidentiality agreement. Demonstrating its commitment to finding a path forward, Validus also has delivered to Transatlantic an executed one-way confidentiality agreement that would permit Transatlantic to receive and review non-public information regarding Validus, which did not contain a standstill or prevent Transatlantic from disclosing information it became legally required to disclose. However, Transatlantic has refused to enter into this agreement as well.

Transatlantic's Future Will be Decided by You—Transatlantic's Stockholders—and Not the Transatlantic Board

Unlike Transatlantic stockholders, Transatlantic non-executive directors have a minimal financial interest in Transatlantic stock—holding less than 0.03% of shares outstanding. We believe that Transatlantic stockholders can fairly question whether their economic interests are aligned with those of the Transatlantic board—particularly since all of the Transatlantic non-executive directors have been offered the opportunity by Allied World to continue to serve on the combined company board at an increased rate of pay.

The Transatlantic board's refusal to act means that Transatlantic stockholders now must act for themselves to protect their best interests. Transatlantic has set September 20, 2011 as the date for its special meeting of stockholders to vote on the proposals relating to the proposed Allied World takeover. As a critical first step towards receiving the benefits of Validus' Superior Proposal, Transatlantic stockholders must vote "AGAINST" the Allied World acquisition agreement and the other proposals at the Transatlantic special stockholder meeting. Validus believes that a vote "AGAINST" the Allied World acquisition agreement and the other proposals will send a strong message to the Transatlantic board that Transatlantic stockholders reject the proposed Allied World takeover and that the Transatlantic board should terminate the Allied World acquisition agreement and give proper consideration to other offers that it receives, including Validus' offer.

PRESERVE YOUR ABILITY TO BENEFIT FROM VALIDUS' SUPERIOR PROPOSAL—
VOTE "AGAINST" THE ALLIED WORLD ACQUISITION AGREEMENT!

Approval of the Allied World Acquisition Agreement would Prevent Transatlantic Stockholders from Receiving the Benefits of Validus' Superior Offer

Validus believes that its offer constitutes a "Superior Proposal" under the terms of the proposed Allied World acquisition agreement. For example:

Validus' offer provides a premium to Transatlantic stockholders compared to the proposed Allied World takeover.

  •
  Based upon closing prices as of July 12, 2011, the last trading day prior to the announcement of Validus' merger offer, Validus' offer had a value of $55.95 per Transatlantic share, which represented a 27.1% premium to the closing price of Transatlantic shares on June 10, 2011, the last trading day prior to the announcement of the proposed Allied World takeover.

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  Based upon closing prices as of August 19, 2011, the last practicable date prior to the mailing of the enclosed proxy statement, Validus' offer had a value of $47.80 per Transatlantic share, which represented a 6.6% premium to the consideration to be received by Transatlantic stockholders in the proposed Allied World takeover.

The Validus common shares to be issued to Transatlantic stockholders pursuant to Validus' offer represent what we believe is a superior currency to Allied World's common shares.

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  Validus common shares have superior performance and liquidity characteristics to Allied World's common shares:

	Validus	Allied World
Total Shareholder Return Since Validus IPO(a)	+55%	+24%
Market Cap as of 8/19/11	$2.5 billion	$1.9 billion
Average Daily Trading Volume (3 month)(b)	$27.6 million	$14.6 million
Average Daily Trading Volume (6 month)(c)	$22.4 million	$13.4 million
Price / As-Reported Diluted Book (Unaffected)(d)	0.97x	0.78x
Price / As-Reported Diluted Book (as of 7/12/11)(d)	0.98x	0.76x
Dividend Yield as of 6/10/11 (Unaffected)	3.3%(e)	2.6%(f)

(a)
Including dividends. Based on the closing prices on June 10, 2011 and July 24, 2007. Source: SNL.

(b)
Three months prior to June 12, 2011, date of announcement of proposed Allied World takeover of Transatlantic. Source: Bloomberg.

(c)
Six months prior to June 12, 2011, date of announcement of proposed Allied World takeover of Transatlantic. Source: Bloomberg.

(d)
Based on March 31, 2011 GAAP diluted book value per share. Unaffected price / as-reported diluted book value measured prior to June 12, 2011 announcement of proposed Allied World takeover of Transatlantic. Current is as of closing prices of Validus and Allied World stock on July 12, 2011.

(e)
Based on $0.25 per share quarterly dividend, as announced May 5, 2011.

(f)
Based on $0.375 per share quarterly dividend, as disclosed in Allied World Form 8-K dated June 15, 2011.
  •
  Moreover, Validus has maintained a premium valuation on a diluted book value per share multiple basis relative to its peers (including Allied World) over the past two years, in our view based on Validus' commitment to transparency and shareholder value creation.(1)

We believe that a combined Validus and Transatlantic would be a superior company to a combination of Allied World and Transatlantic.

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  Strategic Fit

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  The combination of Validus' strong positions in Bermuda and London and Transatlantic's operations in the United States, continental Europe and Asia would produce a complementary business fit and a well-diversified company that will be a global leader in reinsurance.

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  As with Validus' acquisition of Talbot Holdings Ltd. in 2007, Validus believes that preserving Transatlantic's established brand equity will benefit the combined company's shareholders.(2)

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  This combination will further enhance Validus' leadership in property catastrophe reinsurance, with pro forma managed catastrophe premiums of over $1 billion,(3) while remaining within Validus' historical risk appetite. Validus has significant experience assimilating catastrophe portfolios, most recently in connection with its acquisition of IPC Holdings, Ltd. in 2009.

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  Size and Market Position

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  This combination will create a geographically diversified company with a top six reinsurance industry position on a pro forma basis,(4) and will make the combined company meaningfully larger than many of the companies considered to be in the mutual peer group of Validus and Transatlantic. The combined company would have gross premiums written over the last twelve months of approximately $6.3 billion as of June 30, 2011.

    –
    As the level of capital required to support risk will continue to rise globally, we believe that size will become an even more important competitive advantage in the reinsurance market. The recent renewals at June 1 and July 1, 2011 reinforced this belief as Validus was able to significantly outperform market rate levels—which Validus believes was a result of our size, superior analytics and Validus' ability to structure private transactions at better than market terms, while not increasing Validus' overall risk levels.

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  Significant Structural Flexibility

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  Given jurisdiction, size and market position benefits, we believe a combined Validus and Transatlantic would have significant structural flexibility, including its ability to optimally deploy capital globally in different jurisdictions, e.g., through targeted growth initiatives and/or capital management.

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  Global, Committed Leader in Reinsurance

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  Validus believes that its business plan for the combined company will drive earnings by capturing the best priced segments of the reinsurance market. A combined Validus / Transatlantic would derive a majority of its premiums from short-tail lines and 17% of premiums written from property catastrophe reinsurance (compared to 10% for Allied World / Transatlantic).(5) Validus believes this business mix allows for optimal cycle management as the attractive pricing in short tail reinsurance will allow the combined company to better position itself for the eventual upturn in long tail lines. Validus also intends to fortify Transatlantic's reserve position through a planned $500 million pre-tax reserve strengthening.

Following a combination of Validus and Transatlantic, we believe the combined company would have significant capital availability that could be actively managed to the benefit of the combined company's shareholders.

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  Active capital management is a core element of Validus' strategy, which Validus believes has contributed to its premium valuation.(6) From the inception of its repurchase program on November 11, 2009 through May 6, 2011, Validus repurchased 35.0 million Validus common shares for approximately $947.2 million (approximately 26.7% of all Validus common shares outstanding since the inception of the repurchase program) through broadly distributed repurchases available to all Validus shareholders.

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  The combination of Validus and Transatlantic would create a company with an estimated $1.1 billion of pre-synergy, pre-catastrophe earnings,(7) which could be available for expanded share repurchase activity.(8)

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  Validus intends to manage its capital following the acquisition of Transatlantic in a manner consistent with its past practices in order to benefit the combined company's shareholders.

We believe that the combination of Validus and Transatlantic would yield significant synergies.

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  In addition to the aggregate earnings power of the combined company, Validus believes there will be significant opportunities to expand the combined company's earnings and return on equity through combination synergies.

  •
  Once Validus and Transatlantic have combined, Validus believes potential synergies will arise from (1) the elimination of Transatlantic's public company costs, (2) the restructuring of the combined company's legal organization, including restructuring Transatlantic's non-U.S. subsidiaries, (3) the optimization of the combined company's catastrophe portfolio and harmonization of Validus' and Transatlantic's respective risk appetites, and (4) the maximization of after-tax returns on the combined company's investment portfolio.

Validus offers Transatlantic a highly experienced, first-class management team.

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  Validus offers Transatlantic a highly experienced, first-class management team. Validus' management team has demonstrated the ability to execute growth strategies successfully, carefully manage risk and deliver enhanced shareholder value. Under the stewardship of its current management, Validus has completed the acquisitions of Talbot and IPC and established a meaningful presence in the property casualty, specialty, energy and aviation markets.

  •
  Market recognition of the performance of the Validus management team is evidenced by the fact that Validus common shares traded at 0.98x and 1.02x, respectively, to Validus' as-reported diluted book value and diluted tangible book value based on the closing price of Validus common shares on July 12, 2011, the last trading day prior to the announcement of Validus' merger offer.

  •
  Validus will also seek to retain the Transatlantic management team for the benefit of the combined company. In the Talbot transaction, where Validus sought to retain the existing management team (unlike with IPC), Validus was successful in doing so.

REJECT THE PROPOSED ALLIED WORLD TAKEOVER!

VOTE YOUR BLUE PROXY CARD TODAY "AGAINST"
THE ALLIED WORLD ACQUISITION AGREEMENT!

Your vote is extremely important, regardless of how many or how few Transatlantic shares you own. To ensure your vote is counted, please sign, date and return the enclosed BLUE proxy card in the postage paid envelope provided. You may also be able to vote by a toll-free telephone call or via the Internet. Please follow the instructions on the enclosed BLUE proxy card.

We urge you not to sign or return any proxy card you may receive from Transatlantic.

Innisfree M&A Incorporated is assisting Validus with its efforts to solicit proxies. If you have any questions about voting your shares of Transatlantic common stock, please call Innisfree M&A Incorporated toll-free at (877) 717-3929 (banks brokers may call collect at (212) 750-5833).

We thank you for your consideration and support.

Sincerely,

/s/ Edward J. Noonan

Edward J. Noonan
Chairman and Chief Executive Officer
Validus Holdings, Ltd.

(1)
Comparison of Validus and selected peer median quarterly Price / Diluted Book Value Per Share based on share price on day immediately following release of relevant quarter's earnings. Selected peer group consists of Allied World, Transatlantic, XL Group plc, Everest Re Group, Ltd., Arch Capital Group Ltd., Axis Capital Holdings Limited, Alterra Capital Holdings Ltd., Aspen Insurance Holdings Limited, Endurance Specialty Holdings Ltd., Argo Group International Holdings, Ltd., PartnerRe Ltd., RenaissanceRe Holdings Ltd., Platinum Underwriters Holdings, Ltd., Montpelier Re Holdings Ltd., Greenlight Capital Re, Ltd. and Flagstone Reinsurance Holdings SA. Source: FactSet, company filings, SNL.

(2)
Allied World has also stated an intent to preserve the Transatlantic brand.

(3)
Based on property catastrophe gross premiums written for Validus and net premiums written for Transatlantic in 2010. Pro forma for Validus ($572 million), Transatlantic ($431 million) and AlphaCat Re 2011 ($43 million).

(4)
Ranked by 2009 net premiums written and excluding the Lloyd's market per Standard & Poor's Global Reinsurance Highlights 2010.

(5)
Based on gross premiums written for Validus and net premiums written for Transatlantic in 2010.

(6)
Comparison of Validus and selected peer median quarterly Price / Diluted Book Value Per Share based on share price on day immediately following release of relevant quarter's earnings. Selected peer group consists of Allied World, Transatlantic, XL Group plc, Everest Re Group, Ltd., Arch Capital Group Ltd., Axis Capital Holdings Limited, Alterra Capital Holdings Ltd., Aspen Insurance Holdings Limited, Endurance Specialty Holdings Ltd., Argo Group International Holdings, Ltd., PartnerRe Ltd., RenaissanceRe Holdings Ltd., Platinum Underwriters Holdings, Ltd., Montpelier Re Holdings Ltd., Greenlight Capital Re, Ltd. and Flagstone Reinsurance Holdings SA. Source: FactSet, company filings, SNL.

(7)
Based upon combined last twelve months pre-catastrophe accident year earnings as of June 30, 2011.

(8)
The timing, form and amount of the share repurchases under any program would depend on a variety of factors, including market conditions, Validus' capital position relative to internal and rating agency targets, legal and regulatory requirements, contractual compliance and other factors. The repurchase program may be modified, extended or terminated by Validus' board of directors at any time.

Cautionary Note Regarding Forward-Looking Statements

This letter may include forward-looking statements, both with respect to Validus and its industry, that reflect Validus' current views with respect to future events and financial performance. Statements that include the words "expect," "intend," "plan," "believe," "project," "anticipate," "will," "may," "would" and similar statements of a future or forward-looking nature are often used to identify forward-looking statements. All forward-looking statements address matters that involve risks and uncertainties, many of which are beyond Validus' control. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements and, therefore, you should not place undue reliance on any such statements. Validus believes that these factors include, but are not limited to, the following: 1) uncertainty as to whether Validus will be able to enter into or consummate the proposed transaction on the terms set forth in Validus' proposal; 2) uncertainty as to the actual premium that will be realized by Transatlantic stockholders in connection with the proposed transaction; 3) failure to realize the anticipated benefits (including combination synergies) of the proposed transaction, including as a result of delay in completing the transaction or integrating the businesses of Validus and Transatlantic; 4) uncertainty as to the long-term value of Validus voting common shares; 5) unpredictability and severity of catastrophic events; 6) rating agency actions; 7) adequacy of Validus' or Transatlantic's risk management and loss limitation methods; 8) cyclicality of demand and pricing in the insurance and reinsurance markets; 9) Validus' ability to implement its business strategy during "soft" as well as "hard" markets; 10) adequacy of Validus' or Transatlantic's loss reserves; 11) continued availability of capital and financing; 12) retention of key personnel; 13) competition in the insurance and reinsurance markets; 14) potential loss of business from one or more major reinsurance or insurance brokers; 15) the credit risk Validus assumes through its dealings with its reinsurance and insurance brokers; 16) Validus' or Transatlantic's ability to implement, successfully and on a timely basis, complex infrastructure, distribution capabilities, systems, procedures and internal controls, and to develop accurate actuarial data to support the business and regulatory and reporting requirements; 17) general economic and market conditions (including inflation, volatility in the credit and capital markets, interest rates and foreign currency exchange rates); 18) the integration of businesses Validus may acquire or new business ventures Validus may start; 19) the legal, regulatory and tax regimes under which Validus operates; 20) the effect on Validus' or Transatlantic's investment portfolios of changing financial market conditions, including inflation, interest rates, liquidity, the recent downgrade of U.S. securities by Standard & Poor's and the possible effect of the value of securities in Validus' and Transatlantic's investment portfolios, as well as other factors; 21) acts of terrorism or outbreak of war or hostilities; and 22) availability of reinsurance and retrocessional coverage, as well as management's response to any of the aforementioned factors.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the Risk Factors included in Validus' and Transatlantic's most recent reports on Form 10-K and Form 10-Q and other documents of Validus and Transatlantic on file with the Securities and Exchange Commission. Any forward-looking statements made in the statement are qualified in their entirety by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by Validus will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Validus or its business, operations or financial condition. Except to the extent required by applicable law, Validus undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

No rating agency (A.M. Best, Moody's, or Standard & Poor's) has specifically approved or disapproved or otherwise taken definitive action on the potential transaction.

The value of Validus' offer will change as the market prices of Validus common shares and shares of Transatlantic common stock fluctuate during the exchange offer period and thereafter, and may therefore be different from the prices set forth above. Transatlantic stockholders are encouraged to obtain current market quotations for Validus common shares, Allied World shares and shares of Transatlantic common stock prior to making any investment decision.

Additional Information about the Proposed Transaction and Where to Find It:

Validus has commenced an exchange offer to acquire all of the outstanding shares of common stock of Transatlantic for 1.5564 Validus voting common shares and $8.00 cash per Transatlantic share. This letter are for informational purposes only and do not constitute an offer to exchange, or a solicitation of an offer to exchange, shares of Transatlantic common stock, nor are they a substitute for the Tender Offer Statement on Schedule TO or the prospectus/offer to exchange included in the Registration Statement on Form S-4 (including the letter of transmittal and related documents and as amended and supplemented from time to time, the "Exchange Offer Documents") filed by Validus with the Securities and Exchange Commission. The Registration Statement on Form S-4 has been declared effective by the Securities and Exchange Commission. The Exchange Offer will be made only through the Exchange Offer Documents. Investors and security holders are urged to read the Exchange Offer Documents and all other relevant documents that Validus has filed or may file with the Securities and Exchange Commission if and when they become available because they contain or will contain important information about the proposed transaction. All such documents, if filed will be available free of charge at the Securities and Exchange Commission's website (www.sec.gov) or by directing a request to Innisfree M&A Incorporated at (877) 717-3929 (banks and brokers may call collect at (212) 750-5833).